Exhibit 10.3

April 1, 2017

By Hand Delivery

Robert Stein, M.D., Ph.D.

7 Peter Cooper Road

Apt 10B

New York, NY 10010

Dear Bob:

As we have discussed, you have voluntarily retired from your employment with Agenus Inc. (the “Company”), effective as of April 1, 2017 (the “Separation Date”).  The purpose of this letter agreement (“Agreement”) is to confirm the understanding between you and the Company concerning your separation benefits, as follows:

1.Employment Status.

(a)You and the Company agree and acknowledge that your retirement is a termination “By the Executive Other than for a Compensation Reduction” as defined in Section 5(f) of the the employment agreement that you executed dated June 30, 2015 (the “Employee Agreement”), and that the Employee Agreement is hereby terminated in accordance with Section 5(f).

(b) On the Separation Date, the Company will pay you any salary you have earned during the final payroll period of your employment, through the date your employment terminates, to the extent not previously paid to you, and will provide you pay, at your final base rate, for any vacation you have earned, but not used, through that date, as determined in accordance with the Company’s records and policies.

(c)On the Separation Date, you will execute a copy of the Consulting Agreement attached hereto as Exhibit A.

2.Severance Benefits.  In consideration of your acceptance of this Agreement without exercising your revocation rights described below, and subject to your meeting in full your obligations under this Agreement, under the Employee Nondisclosure Agreement between you and the Company (the “Nondisclosure Agreement”), and under Sections 7, 8 and 9 of your Employee Agreement, the Company will provide you with the following:

(a)A lump sum payment of Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00).

(b)Until July 1, 2018, the Company shall pay the full premium cost of your participation in the Company's group medical and dental insurance plans, provided that you are entitled to continue such participation under applicable law and plan terms.  Notwithstanding anything in this Agreement to the contrary, in the event that the Company determines that any provision contained in this Agreement regarding payment or assistance to you related to the continuation of healthcare coverage would cause the Company or you to violate any applicable laws or regulations, any such provision shall be null and void.

(c)Until July 1, 2017, the Company will continue to pay for the advisory services of Ron Sacco of RJ Sacco and Company LLP that are currently being provided pursuant to the existing terms and conditions in existence on the Separation Date..

(d)The Company will continue paying the rent for your current New York apartment lease until the end of the current lease term, August 27, 2017.  Payments will be made on a monthly basis.  At the expiration of the current lease, you agree to vacate the apartment or assume the lease on the terms offered by the lessor.  The Company will use reasonable efforts to discuss with the landlord the potential to transition the apartment to you personally.

(e)Other than as set forth in this Agreement, all other rights and benefits that you either currently receive or may be entitled to under the Employee Agreement will terminate on April 1, 2017.

(f)In the event of a Change of Control (as defined in the Employment Agreement) during the term of your Consulting Agreement, all vesting of your stock options will immediately be accelerated in full.

3.Payments and Withholding.

(a)The payments and benefits identified in Paragraphs 2(a) and 2(b) will be provided to you beginning on the next regular Company pay day that is at least ten (10) business days after the effective date of this Agreement.

(b)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

(c)This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be construed and administered in accordance with Section 409A. In the event any aspect of this Agreement is determined to be subject to Section 409A, this Agreement will be interpreted in a manner intended to comply with Section 409A. Notwithstanding anything herein to the contrary, (i) if on the Separation Date you are a “specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

4.Acknowledgement of Full Payment.   You acknowledge and agree that the payments and benefits provided under Paragraphs 1 and 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

5.Status of Employee Benefits, Paid Time Off and Equity.  Your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans, as amended from time to time.  You will not continue to earn vacation or other paid time off after the Separation Date.  Your and the Company’s rights and obligations with respect to any stock options or other equity previously granted to you shall be governed by the terms of any applicable grant or award agreement, equity plan, and any other applicable agreements or requirements, as amended from time to time.  Any restricted stock, stock options or other equity that was not vested as of the Separation Date may continue to vest after the Separation Date according to the terms of the Consulting Agreement.

6.Non-Disparagement.   Except as provided in Paragraph 12 below, you agree that you will not disparage or criticize the Company, its business, its management or its products.

7.Return of Company Documents and Other Property.   In signing this Agreement, you agree that you will return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control, except as needed to comply with your responsibilities under the Consulting Agreement.  Further, except as needed to comply with your responsibilities under the Consulting Agreement, you agree that you will not retain any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise).  Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose unrelated to your responsibilities under the Consulting Agreement, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system.  Further, you acknowledge that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

8.Release of Claims.

(a)In exchange for the promises and benefits provided you under this Agreement, to which you would not otherwise be entitled absent your execution of this Agreement, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you hereby release and forever discharge the Company and its Affiliates and all of their respective past and present directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (the “Company Releasees”), from any and all legally waivable actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands of every kind and nature, whether existing or contingent, known or unknown, suspected or unsuspected, including without limitation those arising out of your employment with, change in employment status with, and/or separation of employment from, the Company.  For avoidance of doubt, by signing this Agreement, you are releasing any waivable claims under the following nonexclusive list of discrimination and employment statutes:  The Age Discrimination in Employment Act; The Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, The Americans With Disabilities Act, The ADA Amendments Act, the Rehabilitation Act of 1973, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, The Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute and/or The Massachusetts Civil Rights Act, all as amended, the fair employment practices statutes of the state or states in which you have provided services to the Company, and/or any other federal, state or local law, regulation or other requirement, all as amended.  This release also includes any wage and hour related claims arising out of or in any way connected with your employment at the Company including but not limited to claims under any federal, state or local laws, The Fair Labor Standards Act, Massachusetts Payment of Wages Act, Mass. Gen. Laws Ch. 149 § 148, et seq. (including but not limited to § 148 and § 150), the Massachusetts Overtime Law, M.G.L. Ch. 151, § 1A, et seq. (including but not limited to § 1A and § 1B), the Massachusetts Minimum Fair Wages Statute, Mass. Gen. Laws Ch. 151 § 1, et seq., the Minimum Wage Regulations, 454 CMR § 27.00 et seq., Mass. Gen. Laws Ch. 149 §§ 100 and 101, Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101), the Massachusetts Domestic Violence Leave Act (Mass. Gen. Laws. Ch. 149 section 52E), The Massachusetts Sick Leave law (Massachusetts General Laws Chapter 149 section 148C), and any other claims for unpaid or delayed payment of wages, overtime, severance, bonuses, missed or interrupted meal periods, time off, leaves of absence, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by federal and state law.  You understand the provisions of this release and acknowledge that your agreement to its terms, including terms related to wage and hour related claims, is knowing and voluntary, and you hereby release and forever discharge the Company Releasees from any and all such causes of action, rights or claims.

(b)You understand and intend that this Paragraph 8 constitutes a general release of all claims and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.  You acknowledge and agree that you are releasing all legally waivable rights to sue or obtain equitable, remedial or punitive relief from any or all Company Releasees of any kind whatsoever, including without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.  Notwithstanding the foregoing, this release does not include any claim which, as a matter of law, cannot be released by private agreement such as claims for unemployment compensation and workers compensation.

9.Cooperation.  By signing this Agreement, you agree that you will cooperate fully with the Company, upon request, in relation to the defense, prosecution or other involvement by the Company, in any continuing or future claims, lawsuits, charges, audits and internal or external investigations that arise out of events or business matters that occurred during your employment with the Company. This continuing duty of cooperation shall include your being available to the Company, upon reasonable notice, for interviews, depositions, and appearances as a witness, and furnishing information to the Company and its legal counsel upon request.  The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

10.Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.  Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a) In consideration for the Severance Benefits described in paragraph 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed.

(b) You understand that you are not waiving rights or claims under the ADEA which may arise after the date this Agreement is executed.

(c) You are hereby informed, at the commencement of the 45-day period discussed below, of the class, unit or group of individuals considered for the termination program, the employees eligible and selected for the employment termination program, the job title and ages of all individuals selected for the program and the ages of all individuals in the same job classification or organizational unit who are not selected for the program (a copy of the lists and information referenced in this paragraph 10 are attached hereto as Exhibit B).

(d)This Agreement, including the release of claims set forth above, creates legally binding obligations and the Company therefore advises you to consider it carefully.  In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 6 above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(e)You understand that you may take up to forty-five (45) calendar days from the Separation Date to consider whether or not you should execute this Agreement.  You further understand that you are not required to take the entire forty-five-day period to decide.  Should you wish to execute this Agreement sooner, you may do so on an accelerated basis without prejudice to your own or the Company’s rights under this Agreement.  Changes to this Agreement, whether material or immaterial, will not restart this acceptance period; provided, however, that you may not sign this Agreement any sooner than the Separation Date.

(f)You understand that you have a right to revoke this Agreement to release your potential claims, if any, under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (the “ADEA claims”), within a period of seven (7) days after you sign the Agreement.  If you elect to revoke your agreement to release your claims as provided above, you understand that your revocation must be in writing and hand-delivered or mailed to the person listed below.  If your revocation is hand-delivered, it must be provided to the Company within the relevant time period set forth above; if your revocation is mailed, it must be postmarked within the relevant time period set forth above.  If mailed, your revocation must be sent by certified mail, return receipt requested, and addressed as follows:

Legal Department

Agenus Inc.

3 Forbes Road

Lexington, MA 02421-7305

Attention:  Karen H Valentine

If you exercise this right to revoke, the Company is released from any obligations under this Agreement.

11.Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination, payments and benefits to you, and all related matters, excluding only the Nondisclosure Agreement, the Employee Agreement (to the extent the provisions thereof survive its termination), and your and the Company’s rights and obligations with respect to securities of the Company (including, without limitation, your obligations under any grant agreement or equity plan), all of which shall remain in full force and effect in accordance with their respective terms, except as expressly modified herein.  This Agreement specifically supersedes any provisions relating to severance in the Employee Agreement.

(b)If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part; provided however that if Paragraph 8, or any part thereof, is held invalid, this Agreement shall be null and void.  To this extent, the provisions and parts thereof of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.  The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)You may not assign any of your rights or delegate any of your duties under this Agreement.  The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.  This is a Massachusetts contract, signed under seal, and shall be construed and governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

(d)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(e)The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement, under Sections 7, 8 and 9 of the Employee Agreement, and under the Nondisclosure Agreement.

(f)You acknowledge and agree that you have received and read this Agreement.  You acknowledge that the provisions of the Agreement are understandable to you, that you fully appreciate and understand the meaning and effect of the terms in the Agreement and Waiver Notice, and that you are freely and voluntarily entering into this Agreement.

(g)You acknowledge that you have been provided with a reasonable and sufficient period of at least forty-five (45) days within which to consider whether or not to accept this Agreement, and that you are hereby advised to, and are fully aware of your right to, consult with an attorney for advice in connection with this Agreement and prior to signing the Agreement.

12.No Interference with Rights. You understand, agree and acknowledge that nothing contained in this Agreement will prevent you from filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, the Securities and Exchange Commission, and/or any governmental authority charged with the enforcement of any laws, including providing any documents or information to any such agencies, or from truthfully testifying in any arbitration, administrative agency, or legal proceeding, although by signing this Agreement you are waiving rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited and except for any right you may have to receive a payment from a government agency (and not the Company Releasees) for information provided to the government agency, and you agree that the consideration you will receive as provided in this Agreement fully and completely satisfies any and all such individual claims for relief.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me no later than forty-five (45) days after receiving it.  You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing.  If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company, subject to the conditions set forth above.  The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

AGENUS INC.

By:	/s/ Garo Armen
Garo Armen
Chief Executive Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

ACCEPTED AND AGREED:

Printed Name:	Robert B. Stein, MD, PhD

Signature:	/s/ Robert B. Stein

Date:	March 29, 2017